NEWS RELEASE

Contact: James Burmeister                         Date:    May 2, 2016
VP, Finance & Treasurer
Cell Phone: 419-250-6040
Office Phone: 419-891-5848
E-mail: jim_burmeister@andersonsinc.com

The Andersons Finalizes Sale of Grain and Plant Nutrient Assets in Iowa

MAUMEE, OHIO, May 2, 2016 - The Andersons, Inc. (Nasdaq: ANDE) announces today it has completed the sale of eight of its facilities in Iowa to MaxYield Cooperative of West Bend, Iowa.

“We believe the sale of these assets to MaxYield provided the best solution for the operation of these facilities as well as for employees and customers,” said CEO Pat Bowe.

The Andersons acquired the eight grain and agronomy locations as a part of its 2012 acquisition from Green Plains Grain Company. The Tennessee assets acquired during that same transaction will remain a part of The Andersons. This transaction does not divest or otherwise involve the Company’s ethanol facility or recently-acquired Nutra-Flo facilities in Iowa.

About The Andersons, Inc.
Founded in Maumee, Ohio, in 1947, The Andersons is a diversified company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. The Company also has a consumer retailing presence. For more information, visit The Andersons online at www.andersonsinc.com.

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